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                                                                    EXHIBIT 99.1
                                    [AS AMENDED TO CORRECT TYPOGRAPHICAL ERRORS]


[PROVINCE HEALTHCARE LOGO]

                                              NEWS RELEASE
                                              FOR IMMEDIATE RELEASE

                                              CONTACT: MERILYN H. HERBERT
                                              VICE PRESIDENT, INVESTOR RELATIONS
                                              (615)370-1377




   PROVINCE HEALTHCARE SIGNS DEFINITIVE AGREEMENT TO ACQUIRE FLORIDA HOSPITAL

         Brentwood, TN, April 12, 1999 - Province Healthcare Company (Nasdaq:
PRHC) announced today that it has signed a definitive agreement to acquire the assets and business of the 73-bed Glades General Hospital [note: original press release stated "72-bed"] in Belle Glade, Florida from the Palm Beach County Healthcare District for approximately $15,150,000, excluding working capital. The hospital reported net revenues of approximately $25 million for its most recent fiscal year.

         Martin S. Rash, President and Chief Executive Officer of Province Healthcare commented, "Glades General Hospital represents another attractive acquisition for the Company. Located 45 miles west of West Palm Beach, the hospital recently benefited from the closure of Everglades Regional Medical Center, the only other hospital in the service area of approximately 36,000 people. We expect to add needed services, build relationships with the existing physicians, recruit additional physicians as needed, upgrade the facility, and ultimately build a replacement hospital. This acquisition reflects a commitment to a strategy of delivering high quality healthcare to non-urban communities."

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company now will own or lease 12 general acute care hospitals in eight states with a total of 881 licensed beds [note: original press release stated "880 licensed beds"]. The Company also provides management services to 52 primarily non-urban hospitals in 19 states [note: original press release stated "18 states"] and Puerto Rico with a total of 3,726 [note: original press release stated "3,714 licensed beds"] licensed beds.

                                     -MORE-

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105 WESTWOOD PLACE, SUITE 400                              PHONE:  (615)370-1377
BRENTWOOD, TN 37027                                          FAX:  (615)370-1259

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PROVINCE HEALTHCARE ACQUIRES FLORIDA HOSPITAL                          2

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

         Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, including the recently enacted Balanced Budget Act of 1997, changes in Medicare and Medicaid reimbursement levels, and the Company's ability to implement successfully its acquisition and development strategy and to obtain financing therefor. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

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105 WESTWOOD PLACE, SUITE 400                              PHONE:  (615)370-1377
BRENTWOOD, TN 37027                                          FAX:  (615)370-1259